Pricing Supplement No. 121  Dated July 15, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $80,000,000

CUSIP:  61687Y EC7

Trade Date:  July 15, 1999

Settlement Date:  July 20, 1999

Maturity Date:  July 20, 2000

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  99.98%

Net Proceeds to Issuer:   $79,984,000  (99.98%)

Interest Rate (per annum): 1-month LIBOR plus 0 basis points

Interest Rate Basis:
     (   )  Commercial Paper Rate  (   )  Federal Funds Rate
     (   )  LIBOR (Reuters)        (   )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (   )  Other:
     (   )  Prime Rate

Interest Payment Date(s): Monthly on the 20th of each month of each year, commencing August 20, 1999 and ending July 20, 2000, subject to modified following business day convention.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                ( )  Other

Initial Interest Rate Per Annum: Second London Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(X) Monthly (   )  Quarterly  (   ) Other:

Interest Reset Periods:
     (   )  Daily    (  )  Weekly   (X )  Monthly
     (   )  Quarterly  (Actual/360)
     (   )  Semi-annually; the third Wednesday of:
     (   )  Annually; the third Wednesday of:

Interest Determination Dates:  For calculation of each Interest
Payment, Second London Banking Day preceding the Interest Reset
Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Monthly on the 20th of each month of each year, commencing August 20, 1999 (subject to Business Day convention described in the Prospectus Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     ( )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     ( )  Other Floating Rate (See attached)

Spread (plus/minus):  plus 0 basis points    Spread Multiplier:  N/A

Index Maturity:  Monthly           Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  0.00%

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (X)  Actual/360
                         (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                        (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination: $250,000 with $1,000 integral multiples thereafter.

Redemption:
(X)    The Notes may not be redeemed prior to stated maturity.
( )    The Notes may be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:  N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National Association
                         ( )  Morgan Guaranty Trust Company
                                of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of
the Company.   The Company has agreed to indemnify the Agent
against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED
TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.